UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

Kosan Biosciences Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31633	94-3217016
(Commission File Number)	(IRS Employer Identification No.)

3832 Bay Center Place, Hayward, CA 94545

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 732-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 18, 2008, Kosan Biosciences Incorporated (“Kosan”) committed to a restructuring that resulted in a workforce reduction of approximately 35 full-time employees, primarily in research and general and administration. Kosan is undertaking the workforce reduction in order to focus its resources on supporting the advancement of Kosan’s lead clinical programs, Hsp90 inhibitor candidate tanespimycin in multiple myeloma and in metastatic breast cancer, and KOS-1584, Kosan’s lead epothilone candidate, in non-small lung cancer. The restructuring will primarily affect Kosan’s research and administrative functions. As a result of the restructuring, substantially all of Kosan’s research programs will be placed on hold. Kosan expects to complete the restructuring by the third quarter of 2008.

The reduction in workforce is anticipated to result in a one-time severance-related charge of approximately $0.7 million. Kosan estimates that this will represent the total amount of the charge to be incurred in connection with the restructuring, and that total cash payments will be approximately $0.9 million, which include severance and other expenses associated with the workforce reduction plan, including human resource consulting and placement services fees. The severance-related charge and future cash expenditures that Kosan expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may differ, perhaps materially. Kosan may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, its decision to restructure.

This report contains “forward-looking” statements, including but not limited to statements with respect to the expected severance costs and related estimated severance-related charge, the timing for completion of the restructuring, and Kosan’s plans to focus its resources on supporting the advancement of tanespimycin and KOS-1584. Any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Kosan’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain progress and results of Kosan’s preclinical and clinical testing, including the risks that studies and trials may not demonstrate safety and efficacy sufficient to initiate clinical trials on the timing currently anticipated, or at all, continue clinical development, obtain the requisite regulatory approvals or result in a marketable product; the conduct of clinical trials; manufacturing; regulatory approval requirements and process; the effort and expense necessary for further development of Kosan’s lead product candidates, including the costs of Velcade® (bortezomib) for Kosan’s tanespimycin clinical program; intellectual property matters, including Kosan’s ability to obtain valid and enforceable patents covering its lead product candidates; Kosan’s dependence on its collaboration with Pfizer for development of its motilin agonist product candidate; Kosan’s need for additional financing; Kosan’s strategy to enter into partnering or licensing arrangements; Kosan’s need to retain skilled employees and consultants and other risks detailed from time to time in Kosan’s SEC reports. These and other risk factors are discussed under “Risk Factors” in Kosan’s Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic filings with the SEC. Kosan expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Helen S. Kim to the Office of Chief Executive Officer

Effective March 18, 2008, the Board of Directors of Kosan (the “Board”) appointed Helen S. Kim, age 45, as Chief Executive Officer of Kosan. Ms. Kim joined Kosan as its Senior Vice President and Chief Business Officer in January 2008, and was appointed as Kosan’s President effective February 27, 2008. Prior to joining Kosan, Ms. Kim held various executive level positions in the biotech industry for 14 years. Ms. Kim held positions of Chief Business Officer at Affymax, Inc. (2002-2003), Senior Vice President of Corporate Development at Onyx Pharmaceuticals, Inc. (1999-2002), Vice President of Marketing and Project Management at Protein Design Labs, Inc. (now PDL BioPharma, Inc.) (1998-1999), and Vice President of Strategic Marketing at Chiron Corporation (now a division of Novartis Vaccines and Diagnostics, Inc.) (1997-1998). Most recently, Ms. Kim served as Chief Program Officer for the Gordon and Betty Moore Foundation (2003-2008) where she successfully developed initiatives to transform healthcare delivery practices in acute care hospitals. Ms. Kim received a B.S. in Chemical Engineering from Northwestern University and a M.B.A. from the University of Chicago.

In connection with her promotion to Chief Executive Officer of Kosan, the Board increased Ms. Kim’s annual base salary from $280,000 to $370,000, retroactive to February 27, 2008, which was the date she was appointed as Kosan’s President. The Board also increased Ms. Kim’s target cash bonus amount from 35% to 45% of her annual base salary under Kosan’s 2008 Executive Officer Cash Bonus Plan (the “Bonus Plan”). A summary of the terms of the Bonus Plan was filed as Exhibit 10.44 to Kosan’s Current Report on Form 8-K, filed with the SEC on January 29, 2008.

In connection with her promotion to Chief Executive Officer of Kosan, Ms. Kim will be granted a stock option to purchase 50,000 shares of Kosan’s common stock (the “Option”) under Kosan’s 2006 Equity Incentive Plan (the “2006 EIP”). The Option will have an exercise price equal to the per share closing sales price of the common stock on March 31, 2008, provided Kosan is in an open trading window on that date, the fair market value on the date of grant as determined under the 2006 EIP. 25% of the shares subject to the Option vest on March 18, 2009 and 1/48th of the shares subject to the Option vest monthly thereafter over a period of 36 months, subject to acceleration under certain circumstances.

Information with respect to other terms of Ms. Kim’s compensatory and contractual arrangements with Kosan is included under Item 5.02 of Kosan’s Current Report on Form 8-K, filed with the SEC on February 29, 2008, and incorporated herein by reference.

Resignation and Consulting Agreement with Robert G. Johnson, Jr., M.D., Ph.D.

On March 19, 2008, Kosan entered into a Resignation and Consulting Agreement, dated as of March 18, 2008, with Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s former President and Chief Executive Officer (the “Resignation Agreement”). If Dr. Johnson does not revoke the Resignation Agreement, it will become effective on March 26, 2008. The Resignation Agreement contains releases of claims provided by both parties, and also provides for cash severance payments in the form of the continuation of Dr. Johnson’s annual base salary at the time of his resignation as President and Chief Executive Officer ($430,000) for a period of eighteen months following the effective date of the Resignation Agreement. Kosan also agreed to pay for the continuance of Dr. Johnson’s group health care coverage pursuant to federal COBRA law until the earlier of August 31, 2009 or the date on which Dr. Johnson becomes eligible for health insurance coverage from another employer. Under the terms of the Resignation Agreement, Kosan also engaged Dr. Johnson as a consultant to Kosan to provide consulting services to Kosan of up to eight hours per month when and if requested by Kosan. Dr. Johnson’s consulting relationship with Kosan will continue until August 27, 2008, unless it terminates earlier due to certain events, including but not limited to: (i) the date on which the consulting relationship is terminated by Kosan due to any material breach by Dr. Johnson of the Resignation Agreement or other specified obligations to Kosan; (ii) the date on which Dr. Johnson revokes the Resignation Agreement (which revocation would need to occur on or before March 26, 2008); or (iii) the date on which Dr. Johnson and Kosan mutually agree to terminate the consulting relationship. During the consulting relationship, Dr. Johnson’s outstanding stock options will continue to vest, and upon termination of the consulting relationship (unless such termination is due to certain reasons), his stock options will receive 12 months of accelerated vesting and he will be able to exercise the vested options for a period of thirty (30) months after the termination of the consulting relationship (the “Option Acceleration and Extension”). In addition, in the event that, during the consulting relationship, Kosan is subject to a change in control (as defined in Kosan’s equity compensation plans governing his stock options), Dr. Johnson’s then unvested stock options will be subject to the foregoing Option Acceleration and Extension, effective on the date immediately preceding the effective date of any such change in control (provided that the number of shares to be accelerated would be increased only by the number of shares that would have vested between the effective date of the change in control and August 27, 2009). The foregoing is only a brief description of the material terms of Resignation Agreement, does not purport to be complete and is qualified in its entirety by reference to the Resignation Agreement that will be filed as an exhibit to Kosan’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kosan Biosciences Incorporated

Dated: March 21, 2008	By:	/S/ JONATHAN K. WRIGHT
Jonathan K. Wright
Senior Vice President, General Counsel and Secretary